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                                                           EXHIBIT 8.(g)(1)(iii)

              AMENDMENT NO. 2 TO RESTATED ADMINISTRATION AGREEMENT

        This Amendment, dated the 20th day of September, 1991, is entered into between ASSET MANAGEMENT FUND FOR FINANCIAL INSTITUTIONS, INC. (the "Fund"), a Maryland corporation, and PROVIDENT FINANCIAL PROCESSING CORPORATION ("PFPC"), a Delaware corporation which is an indirect wholly-owned subsidiary of PNC Financial Corp.

        WHEREAS, the Fund and PFPC have entered into a Restated Administration Agreement dated as of March 1, 1991, and amended on June 28, 1991 (the "Administration Agreement"), pursuant to which the Fund appointed PFPC to act as administrator for its investment portfolios; and

        WHEREAS, the Fund desires that PFPC perform certain Blue Sky services, and PFPC agrees to provide such services.

        NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

        1. Services as Administrator. Paragraph 3 is hereby amended after the last sentence to include the following paragraphs:

        With respect to Blue Sky services, after the initial registrations in any of the fifty (50) states and U.S. territories have been effected by the Fund or its duly appointed agent, PFPC, with respect to any and all states where an initial registration has been effected, shall perform all compliance functions including, but not limited to, preparing and filing all reports and renewals of registrations or exemptions, increasing registered amounts, if necessary, monitoring changes of applicable Blue Sky laws and making all other applicable filings.

        2. Compensation. Paragraph 4 is hereby amended after the last sentence to include the following paragraphs:

        For the performance of Blue Sky services, fees are as follows per portfolio:

           BASE FEE.

           $125 per month (for the first 18 states; and $300 per month for the remaining 32 states and U.S. territories).
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           STATE FEE.

           $100 per state per annum for the first 12 states;
           $ 80 per state per annum for the next 12 states; and $ 60 per state per annum for the remaining 26 states and U.S. territories.

        For those states where portfolios are required to be combined and filed together in one form, only one State Fee shall be charged to the Fund. If a portfolio of the Fund adopts a multi-class structure, a State Fee shall be charged per class for those states where a filing form must be submitted for each class.

        OUT-OF-POCKET FEE.

        Expenses including, but not limited to, copying, postage, federal express/overnight delivery service, allocation of printing supplies (i.e., laserjet toner), etc. will be billed on a monthly basis.

        3. Miscellaneous. Except to the extent amended and supplemented hereby, the Administration Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended and supplemented hereby.

        IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

                                                 ASSET MANAGEMENT FUND FOR
                                                 FINANCIAL INSTITUTIONS, INC.



                                                 By:/s/
                                                    --------------------------
                                                    Title:  Vice Prsident


                                                 PROVIDENT FINANCIAL PROCESSING
                                                 CORPORATION


                                                 By:/s/
                                                    --------------------------
                                                    Title:  Vice Prsident



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